EXHIBIT (d)(22)

SUB-INVESTMENT ADVISORY AGREEMENT

THE GLENMEDE FUND, INC.

(High Yield Municipal Portfolio)

May 9, 2022

AllianceBernstein L.P.

501 Commerce Street

Nashville, TN 37203

Ladies and Gentlemen:

The Glenmede Fund, Inc., a Maryland Corporation (the “Company”), and Glenmede Investment Management, L.P. (the “Advisor”), each confirms its agreement with AllianceBernstein L.P. (the “Sub-Advisor”), as follows:

1.	Investment Description; Appointment

The Company desires to employ its capital relating to its High Yield Municipal Portfolio (the “Portfolio”) by investing and reinvesting in investments of the kind and in accordance with the investment objective(s), policies and limitations specified in its Articles of Incorporation, as amended from time to time (the “Articles of Incorporation”), in the prospectus (the “Prospectus”) and the statement of additional information (the “Statement”) filed with the Securities and Exchange Commission as part of the Company’s Registration Statement on Form N-1A, as amended from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company (the “Board”). Copies of the Prospectus, the Statement and the Articles of Incorporation have been or will be submitted to the Sub-Advisor. The Company agrees to provide copies of all amendments to the Prospectus, the Statement and the Articles of Incorporation to the Sub-Advisor on an on-going basis. The Company employs the Advisor as the investment advisor to the Portfolio, and the Company and the Advisor desire to employ and hereby appoint the Sub-Advisor to act as the sub-investment advisor to the Portfolio. The Sub-Advisor accepts the appointment and agrees to furnish the services for the compensation set forth below.

AllianceBernstein, L.P.

May 9, 2022

ACTIVE.134933295.05

2.	Services as Sub-Advisor

The Company and the Advisor hereby appoint the Sub-Advisor to act as sub-investment advisor to the Portfolio for the period and on such terms set forth in this Agreement. The Company and the Advisor employ the Sub-Advisor to manage the investment and reinvestment of the assets of the Portfolio, to continuously review, supervise and administer the investment program of the Portfolio, to determine in its discretion the securities to be purchased or sold and the portion of the Portfolio’s assets to be held uninvested, to provide the Company and the Advisor with records concerning the Sub-Advisor’s activities which the Company and the Sub-Advisor are required to maintain, and to render regular reports to the Company’s officers and Board of Directors and the Advisor concerning the Sub-Advisor’s discharge of the foregoing responsibilities. The Sub-Advisor shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Company and the Advisor in compliance with the objectives, policies and limitations set forth in the Prospectus, Statement and applicable laws and regulations. The Sub-Advisor accepts such appointment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

3.	Portfolio Transactions

The Sub-Advisor is authorized to select the brokers or counterparties that will execute the purchases and sales of securities for the Portfolio and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Directors of the Company and the Advisor, the Sub-Advisor may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Advisor’s overall responsibilities with respect to the Company and other accounts as to which the Sub-Advisor exercises investment discretion. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty by this Agreement or otherwise. The Sub-Advisor will promptly communicate to the officers and Directors of the Company and the Advisor such information relating to the Portfolio’s transactions as they may reasonably request.

4.	Information Provided to the Company

The Sub-Advisor will keep the Company and the Advisor informed of developments materially affecting the Portfolio, and will, on its own initiative, furnish the Company and the Advisor from time to time with whatever information the Sub-Advisor believes is appropriate for this purpose.

AllianceBernstein, L.P.

May 9, 2022

5.	Compensation of the Sub-Advisor

For the services provided and the expenses assumed pursuant to this Agreement, effective as of the date hereof, the Advisor will pay the Sub-Advisor and the Sub-Advisor will accept as full compensation therefor, a fee computed daily and paid monthly (in arrears), at an annual rate of .30% of the average daily net assets held in the Portfolio. The Company will pay no investment advisory fees to the Sub-Advisor for the services rendered by the Sub-Advisor.

6.	Expenses

The Sub-Advisor will bear all expenses in connection with the performance of its services under this Agreement. The Portfolio will bear certain other expenses to be incurred in its operation, including but not limited to, investment advisory, sub-advisory and administration fees; fees for necessary professional and brokerage services; fees for any pricing service; the costs of regulatory compliance; custody and transfer agency fees; and costs associated with maintaining the Company’s legal existence and shareholder relations.

7.	Standard of Care

In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Sub-Advisor in performance of its obligations and duties hereunder, (ii) reckless disregard by the Sub-Advisor of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation or services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 (“1940 Act”)), the Sub-Advisor shall not be subject to any liability whatsoever to the Company, any shareholder of the Company or to the Advisor, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Portfolio.

8.	Term of Agreement

This Agreement shall become effective as of May 9, 2022 (the “Effective Date”) and shall continue until October 31, 2024 and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as that term is defined in the 1940 Act) of the Portfolio’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days’ written notice, by the board or by vote of holders of a majority of the Portfolio’s shares, or upon 90 days’ written notice, by the Sub-Advisor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

AllianceBernstein, L.P.

May 9, 2022

9.	Services to Other Companies or Accounts

The services of the Sub-Advisor to the Company and the Advisor are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar services to others so long as its services to the Company and the Advisor are not impaired thereby.

10.	Books and Records

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Portfolio are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company’s request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, the records which it maintains for the Company are required to be maintained by Rule 31a-1 under the 1940 Act.

11.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

12.	Amendment of Agreement

This Agreement may be amended by mutual consent, subject to applicable requirements of the 1940 Act.

13.	Severability

If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

CTA EXEMPTION: PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

Very truly yours,

AllianceBernstein, L.P.

May 9, 2022

THE GLENMEDE FUND, INC.

By:	/s/ Kent E. Weaver
Name:	Kent E. Weaver
Title:	President

GLENMEDE INVESTMENT MANAGEMENT, L.P.

By: GATEPOST PARTNERS, LLC, its General Partner

By:	/s/ Peter Zuleba
Name:	Peter Zuleba
Title:	Director

Agreed to and Accepted by:

ALLIANCEBERNSTEIN L.P.

By: AllianceBernstein Corporation, its General Partner

By:		Name:
Title: Assistant Secretary